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                                                                  Exhibit 3.1.4

                                                                 ENDORSED-FILED
                                        In the office of the Secretary of State
                                                     of the State of California

                                                                  DEC - 11 1998

                                                 BILL JONES, Secretary of State


                            CERTIFICATE OF AMENDMENT
                                        OF
                            ARTICLES OF INCORPORATION
                                        OF
                                  AUDIO HIGHWAY,
                             A CALIFORNIA CORPORATION



        Grant Jasmin certifies that:

        1. He is the Executive Vice President and Secretary of audiohighway.com, a California corporation.

        2. Article FOUR of the Articles of Incorporation of this corporation shall be deleted in its entirety and a new Article FOUR added in its place, which reads in its entirety as follows:

        FOUR:   This corporation is authorized to issue two classes of stock:
Common and Preferred. The total number of shares of stock that this corporation has the authority to issue is 55,000,000 consisting of 50,000,000 shares of Common Stock, no par value ("Common Stock") and 5,000,000 shares of Preferred Stock, no par value ("Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. Upon the amendment of this Article FOUR to read as set forth above, each 3.837 outstanding shares of Common Stock shall be combined into one share of Common Stock. No fractional shares shall be issued to shareholders in connection with this reverse stock split, but instead, cash shall be distributed to each shareholder who would otherwise have been entitled to receive a fractional share. Such cash value shall be based upon the fair market value of the shares of Common Stock on the effective date of the stock split, as determined by the Board of Directors in its sole discretion, and shall be remitted to the shareholders entitled thereto.


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        3.      The foregoing amendments to the Articles of Incorporation, as amended, have been duly approved by the board of directors.

        4. The foregoing amendments to the Articles of Incorporation, as amended, have been duly approved by the required vote of shareholders in accordance with section 902 of the Corporations Code. The total number of outstanding shares of Common Stock at the time of the action by shareholders was 3,970,585 shares. There are no other classes of voting securities of the corporation outstanding. The number of shares voting in favor of the foregoing amendments equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding capital stock.

        I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of my own knowledge.

        Dated this 10th day of December, 1998.



                                                     /s/ Grant Jasmin
                                                  -----------------------------
                                                  Grant Jasmin
                                                  EXECUTIVE VICE PRESIDENT




                                                     /s/ Grant Jasmin
                                                  -----------------------------
                                                  Grant Jasmin
                                                  SECRETARY



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